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                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): July 18, 2000





                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
of incorporation)             File Number)   Identification No.)


         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400


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Item 5.   Other Events

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that Apex Oil Company, Inc., a Missouri Corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, filed an amended Schedule 13D with the Securities and Exchange Commission on July 17, 2000. This filing followed a meeting held on July 14, 2000 between Michael F. Dacey, Chairman of Crown's Special Committee of Independent Directors, representatives of Credit Suisse First Boston Corporation (CSFB), Crown's investment advisor, and representatives of Apex. The Chairman of Crown's Special Committee of Independent Directors and representatives of CSFB held this meeting with representatives of Apex to afford Apex an opportunity to provide information regarding the financial contingency in its bid. At the meeting, Apex stated that it intended to subsequently notify Crown of an increase in its cash bid.
     In its amended Schedule 13D, Apex announced an increase in its previously disclosed offer to acquire by merger all of the issued and outstanding Class A and Class B common stock held by Crown's stockholders, other than Apex and parties related to Apex, from a price of $10.00 per share to a price of $10.50 per share.

     Apex also announced the amendment of its alternative proposal for a stock for stock merger in which existing Crown stockholders would retain their Crown shares (which Apex states would be valued at $10.50 per share for this purpose) and Apex would be issued sufficient Crown shares to have voting control of Crown. This alternative proposal is stated to include a shortfall distribution if the stock of the merged company fails to reach an average closing price of $12.50 per share for any period of twenty consecutive trading days during the one year period following closing of the proposed transaction. Apex has also stated that it will provide a letter of credit to secure payment of the shortfall distribution.

     Crown has referred Apex's amended Schedule 13D to the Special
Committee.

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Item 7(c)     EXHIBITS

      Exhibit No.        Description

        99.1             Press Release dated July 18, 2000

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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated: July 18, 2000



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                             EXHIBIT INDEX
                             -------------


      Exhibit No.        Description

        99.1             Press Release dated July 18, 2000